Exhibit 99.1

National Holdings Corporation Reports Financial Results for Fiscal Second Quarter 2017

NEW YORK, NY, May 16, 2017 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the fiscal second quarter ended March 31, 2017.

Second Quarter Fiscal 2017 Financial Highlights:

■	Revenue of $51.9 million, versus $42.0 million for the second quarter of fiscal 2016.

■	Investment banking revenue recorded its best quarter ever, generating $16.2 million of revenue, versus $6.1 million in the prior year quarter.

■	Adjusted EBITDA increased exponentially, to $4.3 million from $1.2 million in the prior year quarter.

■	Pre-tax earnings of $5.6 million.

■	$1.8 million of pre-tax earnings was due to a non-operating, non-taxable income adjustment, due to a change in the fair value of the firm's warrant liability

■	Adjusted pre-tax earnings (minus the warrant liability valuation change) were $3.8 million, versus earnings of $.6 million in the second quarter of 2016.

■	Cash and cash equivalents of $30.6 million and no debt as of March 31, 2017 versus $27.4 million as of the fiscal year-end of 2016.

■	Equity of $35.5 million as of March 31, 2017.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “The second quarter of fiscal 2017 was extremely impactful for National, boasting a nearly 25% increase in revenue compared to Q2 fiscal 2016, and also showcasing the positive impact our management change has had on our business. By streamlining and focusing our attention on securing quality deals for our clients we were able to lead a number of capital raises already this year that generated great value.”

Mr. Mullen continued, “The team has been working tirelessly to optimize our business and I am extremely pleased with the success we have shown thus far. In the first 6 months of fiscal 2017, National was able to deliver an increase of approximately $15 million in revenue over the prior year to date period and this is just the beginning. National is truly on a path for great success and we look forward to continuing to provide long term value for our clients.”

Fiscal Second Quarter 2017 Financial Results

National reported fiscal second quarter revenue of $51.9 million, up $9.9 million or 23.4% over the second quarter of 2016. Total expenses increased $6.8 million or 16.3% to $48.2 million in the quarter.

Revenue

The increase in revenue was driven by investment banking, which increased to $16.2 million in fiscal 2017, up 167% on quality issuance and strong demand from our clients. Commissions and related revenue increased slightly to $24.0 million in fiscal 2017, up 1%. Investment advisory revenue also increased, to $3.5 million in fiscal 2017, up 5%. Transaction fees and clearing services revenue also increased, to $1.7 million in fiscal 2017, up 9%. Net dealer inventory gains declined slightly to $2.4 million. Tax revenue however decreased noticeably to $3.1 million in fiscal 2017, down 20% from $3.9 million in the prior year quarter. Several factors contributed to this decline including the continuing review and elimination of underperforming locations, as well as an increase in the number of extensions filed in the current tax season. Revenue associated with return extensions are recorded when completed.

Expenses

Total expenses increased to $48.2 million in the current quarter, up $6.8 million from the comparative quarter. $5.9 million of that was in the commissions, compensation and fees category. The increase in this category of expenses is largely due to the increase in investment banking and commission revenue, and directly associated compensation agreements.

Pre-tax Earnings

Pre-tax earnings were positively impacted by $1.8 million, due to the change in the fair value of the firms warrant liability, which decreased from the December 31, 2016 measurement date. This adjustment is a non-operating, non-taxable income adjustment and should be viewed as such.

Net Income

As a result of the positive operating and non-operating pre-tax results, net income increased to $3.9 million in the current quarter, versus net income of $.4 million in the comparative prior quarter. Earnings per share, basic and fully diluted, were $.31 and $.03 in the respective quarters.

Adjusted EBITDA increased to $4.3 million in the quarter from $1.2 million in the prior year quarter

Balance Sheet

As of March 31, 2017 National had $30.6 million of cash and cash equivalents, versus $27.4 million as of September 30, 2016. The Company's balance sheet remains debt free.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, registered reps, traders, sales associates and corporate staff, the Company is a leading Independent Advisor and Broker services company. National operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company’s National Securities subsidiary was founded in 1947. National was organized in 1999 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2017 (Unaudited)	September 30, 2016
ASSETS
Cash	$24,344,000	$21,694,000
Restricted cash	354,000	354,000
Cash deposits with clearing organizations	1,040,000	1,030,000
Securities owned, at fair value	3,406,000	2,357,000
Receivables from broker-dealers and clearing organizations	2,813,000	3,357,000
Forgivable loans receivable	1,397,000	1,712,000
Other receivables, net	6,120,000	5,430,000
Prepaid expenses	2,059,000	1,910,000
Fixed assets, net	1,331,000	1,164,000
Intangible assets, net	5,317,000	5,704,000
Goodwill	6,226,000	6,531,000
Deferred tax asset, net	8,244,000	8,958,000
Other assets, principally refundable deposits	350,000	345,000
Total Assets	$63,001,000	$60,546,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Securities sold, but not yet purchased, at fair value	$77,000	$298,000
Accrued commissions and payroll payable	11,613,000	11,940,000
Accounts payable and accrued expenses	7,123,000	7,166,000
Deferred clearing and marketing credits	891,000	995,000
Warrants issued in 2017 and issuable in 2016	8,190,000	14,055,000
Other	217,000	319,000
Total Liabilities	28,111,000	34,773,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at March 31, 2017 and 150,000,000 shares at September 30, 2016; 12,437,916 shares issued and outstanding at March 31, 2017 and September 30, 2016	248,000	248,000
Additional paid-in-capital	66,536,000	66,353,000
Accumulated deficit	(31,909,000)	(40,843,000)

Total National Holdings Corporation Stockholders’ Equity	34,875,000	25,758,000

Non-Controlling interest	15,000	15,000
Total Stockholders’ Equity	34,890,000	25,773,000

Total Liabilities and Stockholders’ Equity	$63,001,000	$60,546,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended March 31,		Six Month Period Ended March 31,
	2017	2016	2017	2016
Revenues
Commissions	$23,993,000	$23,676,000	$48,499,000	$46,671,000
Net dealer inventory gains	2,366,000	2,599,000	4,877,000	5,143,000
Investment banking	16,183,000	6,069,000	25,909,000	12,186,000
Investment advisory	3,490,000	3,316,000	6,875,000	6,976,000
Interest and dividends	675,000	794,000	1,391,000	1,712,000
Transaction fees and clearing services	1,687,000	1,549,000	4,185,000	3,921,000
Tax preparation and accounting	3,144,000	3,936,000	4,000,000	4,836,000
Other	346,000	93,000	717,000	209,000
Total Revenues	51,884,000	42,032,000	96,453,000	81,654,000

Operating Expenses
Commissions, compensation and fees	41,761,000	35,883,000	79,020,000	70,593,000
Clearing fees	618,000	527,000	1,356,000	1,290,000
Communications	682,000	812,000	1,404,000	1,641,000
Occupancy	937,000	969,000	1,944,000	1,904,000
License and registration	428,000	383,000	832,000	738,000
Professional fees	991,000	1,484,000	2,254,000	2,570,000
Interest	4,000	2,000	8,000	3,000
Depreciation and amortization	286,000	296,000	582,000	596,000
Other administrative expenses	2,475,000	1,061,000	3,705,000	2,348,000
Total Operating Expenses	48,182,000	41,417,000	91,105,000	81,683,000
Income (Loss) before Other Income and Income Taxes	3,702,000	615,000	5,348,000	(29,000)

Other Income
Gain on disposal of Gilman branches	130,000	—	130,000	—
Change in fair value of warrants	1,773,000	—	5,865,000	—
Other income	5,000	—	5,000	—
Total Other Income	1,908,000	—	6,000,000	—
Income (Loss) before Income Taxes	5,610,000	615,000	11,348,000	(29,000)

Income tax expense	1,736,000	245,000	2,414,000	53,000
Net Income (Loss)	$3,874,000	$370,000	$8,934,000	$(82,000)

Net income (loss) per share - Basic	$0.31	$0.03	$0.72	$(0.01)
Net income (loss) per share - Diluted	$0.31	$0.03	$0.72	$(0.01)

Weighted average number of shares outstanding - Basic	12,437,916	12,440,035	12,437,916	12,459,940
Weighted average number of shares outstanding - Diluted	12,461,882	12,440,035	12,450,178	12,459,940

NON-G.A.A.P. Financial Measures

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net income (loss), as reported	$3,874,000	$370,000	$8,934,000	$(82,000)
Interest expense	4,000	2,000	8,000	3,000
Income taxes (benefit)	1,736,000	245,000	2,414,000	53,000
Depreciation	89,000	116,000	187,000	223,000
Amortization	197,000	180,000	395,000	373,000
EBITDA	5,900,000	913,000	11,938,000	570,000
Non-cash compensation expense	183,000	62,000	183,000	99,000
Change in fair value of warrants	(1,773,000)	—	(5,865,000)	—
Forgivable loan amortization	161,000	183,000	362,000	324,000
Gain on disposal of Gilman branches	$(130,000)	$—	$(130,000)	$—
EBITDA, as adjusted	$4,341,000	$1,158,000	$6,488,000	$993,000

Contacts:

National Holdings Corporation:
Michael Mullen, Chief Executive Officer
Email: mm@nhldcorp.com
Telephone: +1 212-417-8055

Investor Relations:
Email: ir@nhldcorp.com
Telephone: +1 212 554 4351